AMENDMENT TO

RESTATED INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE INTERNATIONAL INDEX FUND, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement is made as of the 1st day of August, 2021, by and between T. ROWE PRICE INTERNATIONAL INDEX FUND, INC., a Maryland corporation (the “Corporation”), on behalf of the T. Rowe Price International Equity Index Fund (the “Fund”), a separate series of the Corporation, and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into a Restated Investment Management Agreement dated as of December 31, 2010, as amended August 1, 2015 (the “Agreement”);

 WHEREAS, as set forth in the Agreement, the Manager receives an annual management fee from the Fund and is responsible for paying all of the expenses of the Fund except for certain excluded expenses;

 WHEREAS, the Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund, has approved, effective August 1, 2021, the restructuring of the Fund’s management fee so that the Fund pays its own operating expenses in addition to a separate management fee to the Manager and the indefinite waiver or payment by the Manager of certain of the Fund’s expenses as described hereunder, and has determined that such actions would be in the best interest of the Fund and its shareholders; and

 WHEREAS, the parties hereto desire to amend the Agreement to effectuate these changes;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Paragraphs 2 and 3 of the Agreement are amended to read as follows:

2.  Allocation of Expenses.

  A. Expenses Paid by Manager.

   (1) Salaries and Fees of Officers. The Manager shall pay all salaries, expenses, and fees of the officers and directors of the Corporation who are affiliated with the Manager.

   (2) Assumption of Fund Expenses by Manager. The payment or assumption by the Manager of any expense of the Corporation or Fund, as appropriate, that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense on any subsequent occasion.

  B. Expenses Paid by Fund. The Corporation or Fund, as appropriate, shall bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Corporation or Fund, as appropriate, shall pay:

   (1) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the cash, securities, and other property of the Corporation, for the benefit of the Fund, including all charges of depositories, custodians, and other agents, if any;

   (2) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any;

   (3) Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

   (4) Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;

   (5) Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the prospectus and of mailing them to shareholders;

   (6) Pricing. All expenses of computing the Fund’s net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

   (7) Communication Equipment. All charges for equipment or services used for communication between the Manager or the Corporation or Fund and the custodian, transfer agent or any other agent selected by the Corporation;

   (8) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Corporation’s legal counsel and independent auditors for the benefit of the Fund;

   (9) Directors’ Fees and Expenses. All compensation of directors, other than those affiliated with the Manager, and all expenses incurred in connection with their service;

   (10) Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Corporation under the Act and the registration of the Fund’s shares under the Securities Act of 1933, as amended (the “‘33 Act”), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any registration statement and prospectus under the ‘33 Act or the Act, and any amendments or supplements that may be made from time to time;

   (11) State Filing Fees. All fees and expenses imposed on the Fund with respect to the sale of the Fund shares under securities laws of various states or jurisdictions, and, under all other laws applicable to the Fund, or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);

   (12) Issue and Redemption of Fund Shares. All expenses incurred in connection with the issue, redemption, and transfer of the Fund’s shares, including the expense of confirming all share transactions;

   (13) Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Directors;

   (14) Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities;

   (15) Taxes. All taxes or governmental fees payable by or with respect of the Corporation or Fund, as appropriate, to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

   (16) Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Corporation’s or Fund’s, as appropriate, membership in any trade association or other investment organization; and

   (17) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Corporation or Fund, as appropriate, is a party and the expenses the Corporation or Fund, as appropriate, may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

3.  Management Fee and Expense Limitation. The Fund shall pay the Manager a fee computed as follows, based on the value of the net assets of the Fund:

A. Fee Rate. The fee shall be at the annual rate of 0.09% of the average daily net assets of the Fund.

B. Method of Computation. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Manager. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in subparagraph (A) of this Paragraph 3, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund’s prospectus as of the close of business on the previous business day on which the Fund was open for business.

C. Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

D. Expense Limitation. The Manager agrees to indefinitely waive its Fee and/or pay the Corporation’s expenses, on behalf of the Fund or applicable share class of the Fund, excluding interest; taxes (all taxes or governmental fees payable by or with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes); brokerage commissions (all brokers’ commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities); directors’ fees and expenses (All compensation of directors, other than those affiliated with the Manager, and all expenses (including counsel fees and expenses) incurred in connection with their service); nonrecurring and extraordinary expenses (such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents) and, with respect to future share classes of the Fund, expenses incurred in connection with the provision of individual shareholder services and distribution services under a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (collectively, “Expenses”), to the extent its Fee plus the Expenses in the aggregate exceed an annual rate of 0.45% of the Fund’s or the applicable share class’ average daily net assets (hereinafter referred as the “Expense Limitation”). Any Fees waived or Expenses paid by the Manager pursuant to the Expense Limitation are subject to reimbursement to the Manager by the Fund or the applicable share class whenever Fees and expenses in the aggregate are below an annual rate of 0.45% of the Fund’s or the applicable share class’ average daily net assets. However, no reimbursement will be made more than three years after the waiver or payment of Fees or Expenses by the Manager pursuant to the Expense Limitation or if such reimbursement would result in the Fund’s or the applicable share class’ Fees and Expenses in the aggregate exceeding an annual rate of 0.45% of the Fund’s or the applicable share class’ average daily net assets.

 2. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE INTERNATIONAL INDEX FUND, INC.
/s/Shannon Hofher Rauser ___________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/David Oestreicher By:___________________________________ David Oestreicher, Executive Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly ____________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Fran Pollack-Matz By:___________________________________ Fran Pollack-Matz, Vice President

CAPS\Documents\Agreements\Investment Management Agreements\IXF Amended Investment Management Agreement.docx